EXHIBIT 10.1

DATREK ACQUISITION, INC.

A Florida Corporation

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated as of October 15th, 2004 (the “Agreement”), is entered into by and among Datrek Acquisition, Inc., a Florida corporation (the “Company”), and Stanford Venture Capital Holdings, Inc., a Delaware corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act; and

WHEREAS, upon the terms and conditions of this Agreement, the Purchaser has agreed, to purchase, and the Company wishes to issue and sell, for an aggregate purchase price of $4,500,000, 4,500,000 shares of the Company’s Common Stock, $.001 par value per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	AGREEMENT TO PURCHASE; PURCHASE PRICE

(a) Purchase of Common Stock. Subject to the terms and conditions in this Agreement, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Purchaser 4,500,000 shares of the Company’s Common Stock.

(b) Closings. The Common Stock to be purchased by the Purchaser hereunder, in the number set forth opposite each of the Closing Dates (as defined below) in the Table of Closing Dates shown below and in definitive form, and in such denominations and such names (provided any name other than the Purchaser shall be an affiliate of Purchaser or an employee of an affiliate of Purchaser) as the Purchaser or its representative, if any, may request the Company upon at least three business days’ prior notice of any closing, shall be delivered by or on behalf of the Company for the account of the Purchaser, against payment by the Purchaser of the aggregate purchase price by wire transfer to an account of the Company, by 5:00 PM, Eastern Standard Time on each of the Closing Dates as set forth below in the Table of Closing Dates, the first of such Closing Dates being referred to herein as the “First Closing Date” and any such closing date being referred to herein as a “Closing Date.”

(c) Table of Closing Dates.

Closing Date	Purchase Price	# Shares of Common Stock Issued
October 15, 2004 (the “First Closing Date”)	$1,240,000	1,240,000
October 15, 2004 (the “Second Closing Date”)	$340,000	340,000
October 21, 2004 (the “Third Closing Date”)	$560,000	560,000
November 4, 2004 (the “Fourth Closing Date”)	$340,000	340,000
November 18, 2004 (the “Fifth Closing Date”)	$560,000	560,000
December 2, 2004 (the “Sixth Closing Date”)	$340,000	340,000
December 16, 2004 (the “Seventh Closing Date”)	$560,000	560,000
January 13, 2005 (the “Final Closing Date”)	$560,000	560,000

(i) Merger of the Company. On or following the First Closing Date, it is anticipated that a wholly owned subsidiary of Golf Acquisition, Inc. (“GAI”) will merge with and into the Company pursuant to the terms of an Agreement and Plan of Merger by and among the Company, GAI and such wholly owned subsidiary of GAI (the “GAI Merger Agreement”). The GAI Merger Agreement provides for one (1) share of common stock of GAI to be issued for each share of the Company. It is further anticipated that GAI will subsequently merge with and into Greenhold Group, Inc., a Florida corporation (“Greenhold”) pursuant to the terms of an Agreement and Plan of Merger by and between GAI and Greenhold (the “Greenhold Merger Agreement”), with Greenhold being the surviving corporation. The exchange ratio under the Greenhold Merger Agreement will provide for 35 shares of common stock of Greenhold to be issued for each share of GAI. Accordingly, upon completion of both such mergers, transactions on closing dates following the First Closing Date shall be for the purchase of shares of common stock of Greenhold on a ratio of 35 shares of Greenhold for each $1 invested hereunder and each of the references herein to “Common Stock” shall be the common stock of Greenhold.

2.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION

The Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

(a) Qualified Investor. The Purchaser is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able to afford the entire loss of its investment in the Common Stock, and (iv) an “Accredited Investor” as defined in Rule 501(a) of Regulation D and knows of no reason to anticipate any material change in its financial condition for the foreseeable future.

(b) Restricted Securities. All subsequent offers and sales by the Purchaser of the Common Stock shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

(c) Reliance on Representations. The Purchaser understands that the Common Stock is being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truthfulness and accuracy of the Purchaser’s representations and warranties, and the Purchaser’s compliance with its covenants and agreements, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Common Stock.

(d) Access to Information. The Purchaser (i) has been provided with sufficient information with respect to the business of the Company for the Purchaser to determine the suitability of making an investment in the Company and such documents relating to the Company as the Purchaser has requested and the Purchaser has carefully reviewed the same, (ii) has been provided with such additional information with respect to the Company and its business and financial condition as the Purchaser, or the Purchaser’s agent or attorney, has requested, and (iii) has had access to management of the Company and the opportunity to discuss the information provided by management of the Company and any questions that the Purchaser had with respect thereto have been answered to the full satisfaction of the Purchaser.

(e) Legality. The Purchaser has the requisite corporate power and authority to enter into this Agreement.

(f) Authorization. This Agreement and any related agreements, and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser, and such agreements, when executed and delivered by each of the Purchaser and the Company will each be a valid and binding agreement of the Purchaser, enforceable in accordance with their respective terms, except to the extent that enforcement of each such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors rights generally and to general principles of equity.

(g) Adequate Resources. The Purchaser, or an affiliate of the Purchaser, has sufficient liquid assets to deliver the aggregate purchase price on each of the Closing Dates as specified in the Table of Closing Dates.

(h) Investment. The Purchaser is acquiring the Common Stock for investment for the Purchaser’s own account, not as a nominee or agent, and not with the view to, for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Common Stock. The Purchaser is aware of the limits on resale imposed by virtue of the transaction contemplated by this Agreement and is aware that the Common Stock will bear a restrictive legend.

(i) Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Purchaser (as defined herein), currently threatened against the Purchaser that questions the validity of the Primary Documents (as defined below) or the right of Purchaser to enter into any such agreements or to consummate the transactions contemplated hereby and thereby, nor, to the Knowledge of Purchaser, is there any basis for the foregoing. All references to the “Knowledge of Purchaser” means the actual knowledge of Purchaser or the knowledge the Purchaser could reasonably be expected to have each after reasonable investigation and due diligence.

(j) Broker’s Fees and Commissions. Neither the Purchaser nor any of its officers, partners, employees or agents has employed any investment banker, broker, or finder in connection with the transactions contemplated by the Primary Documents.

3.	REPRESENTATIONS OF THE COMPANY

The Company represents and warrants to, and covenants and agrees with, the Purchaser that:

(a) Organization. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida and will on the First Closing Date be a corporation duly organized and validly existing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted after the consummation of the transactions contemplated by this Agreement. The Company is duly qualified as a foreign corporation and in good standing in all jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The minute books and stock record books and other similar records of the Company have been provided or made available to the Purchaser or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain true and complete records of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the date of organization through the date hereof. The Company has, prior to the execution of this Agreement, delivered to the Purchaser true and complete copies of the Company’s Certificate of Incorporation, and Bylaws, each as amended through the date hereof. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

(b) Capitalization. On the date hereof, the authorized capital of the Company consists of: (i) 20,000,000 shares of Common Stock, par value $0.001 per share, of which 1 share is issued and outstanding as of the date hereof. There are no outstanding rights, agreements, arrangements or understandings to which the Company is a party (written or oral) which would obligate the Company to issue any equity interest, option, warrant, convertible note, or other types of securities or to register any shares in a registration statement filed with the Commission. There is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to any voting shares of the Company, including without limitation any voting trust agreement or proxy. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire for value any outstanding shares of capital stock or other ownership interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no anti-dilution or price adjustment provisions regarding any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Common Stock. As of the First Closing Date the authorized capital stock of the Company shall be as set forth in the Articles of Incorporation of the Company.

(c) Concerning the Common Stock. The Common Stock shall be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such a holder.

(d) Legality. The Company has the requisite corporate power and authority to enter into this Agreement, and to issue and deliver the Common Stock.

(e) Transaction Agreements. This Agreement, and the Lock-Up Agreement (as defined below) (collectively, the “Primary Documents”), and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company; this Agreement has been duly executed and delivered by the Company and this Agreement is, and the other Primary Documents, when executed and delivered by the Company, will each be, a valid and binding agreement of the Company, enforceable in accordance with their respective terms, except to the extent that enforcement of each of the Primary Documents may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(f) Non-Contravention. The execution and delivery of this Agreement and each of the other Primary Documents, and the consummation by the Company of the transactions contemplated by this Agreement and each of the other Primary Documents, do not and will not conflict with, or result in a breach by the Company of, or give any third party any right of termination, cancellation, acceleration or modification in or with respect to, any of the terms or provisions of, or constitute a default under, (A) its Certificate of Incorporation or Bylaws, as amended through the date hereof, (B) any material indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, or (C) any existing applicable law, rule, or regulation or any applicable decree, judgment or order of any court or federal, state, securities industry or foreign regulatory body, administrative agency, or any other governmental body having jurisdiction over the Company or any of their properties or assets (collectively, “Legal Requirements”), other than those which have been waived or satisfied on or prior to the First Closing Date.

(g) Approvals and Filings. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the entry into or the performance of this Agreement and the other Primary Documents.

(h) Compliance With Legal Requirements. The Company has not violated in any material respect, and is not currently in material default under, any Legal Requirement applicable to the Company or such subsidiary, or any of the assets or properties of the Company or such subsidiary, where such violation could reasonably be expected to have material adverse effect on the business or financial condition of the Company or such subsidiary.

(i) Indebtedness to Officers, Directors and Stockholders. The Company is not indebted to any of the Company’s stockholders, officers or directors or their Affiliates in any amount whatsoever (including, without limitation, any deferred compensation, salaries or rent payable).

(j) Title to Properties; Liens and Encumbrances. The Company has good and marketable title to all of its material properties and assets, both real and personal, and has good title to all its leasehold interests. All material properties and assets of the Company are free and clear of all Encumbrances (as defined below) except liens for current Taxes not yet due. As used in this Agreement, “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(k) Permits. The Company has all permits, licenses and any similar authority necessary for the conduct of its business as now conducted, the lack of which would materially and adversely affect the business or financial condition of such company. The Company is not in default in any respect under any of such permits, licenses or similar authority.

(l) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body, or arbitration tribunal pending or, to the Knowledge of the Company, threatened, against or affecting the Company, in which an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other) or results of operations of the Company, taken as a whole, or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Primary Documents. All references to the “Knowledge of the Company” in this Agreement shall mean the actual knowledge of the Company or the knowledge that the Company could reasonably be expected to have, after reasonable investigation and due diligence.

(m) No Default. The Company is not in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it or its property may be bound.

(n) Taxes.

All Tax Returns (as defined below) required to have been filed by or with respect to the Company (including any extensions) have been filed. All such Tax Returns are true, complete and correct in all material respects. All Taxes (as defined below) due and payable by the Company, whether or not shown on any Tax Return, or claimed to be due by any Taxing Authority (as defined below), have been paid or accrued on the most recent balance sheet of the Company.

As used in this Agreement, a “Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax; “Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross, receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by Taxing Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

(o) Certain Prohibited Activities. Neither the Company nor any of its directors, officers or other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to any political activity, (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person.

(p) Contracts; No Defaults. Other than the agreements listed on Schedule 3(p), relating to the acquisition of Datrek (as hereinafter defined) and the GAI Merger Agreement, the Company is not a party to any Contract.

As used in this Agreement, “Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding; or any Contract (a) under which any of the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

With respect to each Contract (i) the Company is, and has been, in material compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by it is or was bound; (ii) each other person or entity that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and has been, in material compliance with all applicable terms and requirements of such Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give the Company or other person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and (iv) the Company has not given to or received from any other person or entity any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract. Each Contract is valid, in full force, and binding on and enforceable against the other party or parties to such contract in accordance with its terms and provisions.

Except as disclosed on Schedule 3(p) attached hereto, there are no renegotiation of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any person or entity and no such person or entity has made written demand for such renegotiation.

(q) Agent Fees. The Company has not incurred any liability for any finder’s or brokerage fees or agent’s commissions in connection with the transactions contemplated by this Agreement.

(r) Employees. The Company has no employees and there is no accrued vacation or sick pay due.

(s) Employee Benefits.

(i) The Company has, and has not at any time had, Plans (as defined below).

As used in this Agreement, “Plan” means (i) each of the “employee benefit plans” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), of which any of the Company or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is or ever was a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of any of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

(t) Private Offering. Subject to the accuracy of the Purchaser’s representations and warranties set forth in Section 2 hereof, the offer, sale and issuance of the Common Stock are exempt from the registration requirements of the Securities Act. The Company agrees that neither the Company nor anyone acting on its behalf will offer any of the Common Stock or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. The Company has not offered or sold the Common Stock by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

(u) Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed to the Purchaser that could (i) reasonably be expected to have a material adverse effect upon the condition (financial or otherwise) or the earnings, business affairs, properties or assets of the Company or (ii) reasonably be expected to materially and adversely affect the ability of the Company to perform the obligations set forth in the Primary Documents. The representations and warranties of the Company set forth in this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

4.	CERTAIN COVENANTS, ACKNOWLEDGMENTS AND RESTRICTIONS

(a) Transfer Restrictions. The Purchaser acknowledges that (i) the Common Stock has not been registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration, and (ii) any sale of the Common Stock made in reliance upon Rule 144 under the Securities Act (“Rule 144”) may be made only in accordance with the terms of said Rule 144. The provisions of Section 4(a) and 4(b) hereof, together with the rights of the Purchaser under this Agreement and the other Primary Documents, shall be binding upon any subsequent transferee of the Common Stock.

(b) Restrictive Legend. The Purchaser acknowledges and agrees that, until such time as the Common Stock shall have been registered under the Securities Act or the Purchaser demonstrates to the reasonable satisfaction of the Company and its counsel that such registration shall no longer be required, such Common Stock may be subject to a stop-transfer order placed against the transfer of such Common Stock, and such Common Stock shall bear a restrictive legend in substantially the following form:

THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

(c) Lock-Up. The current shareholders of Datrek Professional Bags, Inc. (“Datrek”) and the Company have executed a Lock-Up Agreement (the “Lock-Up Agreement”). The Company shall not waive any restriction under the Lock-Up Agreement or otherwise consent to any such waiver without the express written approval in advance by the Purchaser, which approval can be withheld by the Purchaser in its sole and absolute discretion.

(d) Replacement Certificates. The certificate(s) representing the shares of the Common Stock held by the Purchaser shall be exchangeable, at the option of the Purchaser at any time and from time to time at the office of Company, for certificates with different denominations representing, as applicable, an equal aggregate number of shares of the Common Stock as requested by the Purchaser upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

5.	CONDITIONS TO THE COMPANY’S OBLIGATION TO ISSUE THE SHARES

The Purchaser understands that the Company’s obligation to issue the Common Stock on the First Closing Date to the Purchaser pursuant to this Agreement is conditioned upon the following, unless waived in writing by the Company:

(a) The accuracy on the First Closing Date of the representations and warranties of the Purchaser contained in this Agreement as if made on the First Closing Date and the performance by the Purchaser on or before the First Closing Date of all covenants and agreements of the Purchaser required to be performed on or before the First Closing Date.

(b) The absence or inapplicability on the First Closing Date of any and all laws, rules or regulations prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval, except for any stockholder or Board of Director approval or consent contemplated herein, which shall not have been obtained.

(c) All regulatory approvals or filings, if any, on the First Closing Date necessary to consummate the transactions contemplated by this Agreement shall have been made as of each Closing Date.

(d) The receipt of good funds as of each Closing Date as scheduled in the Table of Closings in Section 1(c).

6.	CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE THE SHARES

The Company understands that the Purchaser’s obligation to purchase the Common Stock on the First Closing Date is conditioned upon each of the following, unless waived in writing by the Purchaser:

(a) The accuracy on the First Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the First Closing Date, and the performance by the Company on or before the First Closing Date of all covenants and agreements of the Company required to be performed on or before the First Closing Date.

(b) The Company shall have executed and delivered to the Purchaser the Common Stock as scheduled in the Table of Closings in Section 1(c) with respect to each Closing Date.

(c) On the First Closing Date, the Purchaser shall have received from the Company such other certificates and documents as it or its representatives, if applicable, shall reasonably request, and all proceedings taken by the Company or the Board of Directors of the Company, as applicable, in connection with the Primary Documents contemplated by this Agreement and the other Primary Documents and all documents and papers relating to such Primary Documents shall be satisfactory to the Purchaser.

(d) All regulatory approvals or filings, if any, necessary to consummate the transactions contemplated by this Agreement shall have been made as of the First Closing Date.

(e) All the parties to the Lock-Up Agreements shall have executed and delivered such agreements as of the First Closing Date.

(f) The Company shall have received a Closing Certificate as of the First Closing Date.

(g) Prior to, or concurrent with, the execution of this Agreement, Datrek Acquisition, Inc., a wholly owned subsidiary of the Company, shall purchase Datrek’s assets (both tangible and intangible) and assume all third party liabilities of Datrek pursuant to that certain Asset Purchase Agreement (the “Datrek Asset Purchase Agreement”), dated as of October     , 2004.

(h) With respect to the First Closing Date only, the Company shall have reimbursed the Purchaser the expenses incurred in connection with the negotiation or performance of this Agreement pursuant to Section 6 hereof.

7.	FEES AND EXPENSES

The Company shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Agreement and consummating of the transactions contemplated herein, in the Datrek Asset Purchase Agreement, and the corporate proceedings of the Company in contemplation hereof and thereof. On the First Closing Date, the Company shall reimburse the Purchaser for all of the Purchaser’s reasonable out-of-pocket expenses incurred in connection with the negotiation or performance of this Agreement, including without limitation reasonable fees and disbursements of counsel to the Purchaser.

8.	SURVIVAL

The agreements, covenants, representations and warranties of the Company and the Purchaser shall survive the execution and delivery of this Agreement and the delivery of the Securities hereunder for a period of one year from the date of the Final Closing Date.

9.	INDEMNIFICATION

(a) The Company and the Purchaser (each in such capacity under this section, the “Indemnifying Party”) agrees to indemnify the other party and each officer, director, employee, agent, partner, stockholder, member and affiliate of such other party (collectively, the “Indemnified Parties”) for, and hold each Indemnified Party harmless from and against: (i) any and all damages, losses, claims, diminution in value and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement, and (ii) any and all reasonable out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim: (a) any misrepresentation or any breach of any warranty made by the Indemnifying Party herein or in any of the other Primary Documents, (b) any breach or non-fulfillment of any covenant or agreement made by the Indemnifying Party herein or in any of the other Primary Documents, or (c) any claim relating to or arising out of a violation of applicable federal or state securities laws by the Indemnifying Party in connection with the sale or issuance of the Common Stock by the Indemnifying Party to the Indemnified Party (collectively, the “Indemnified Liabilities”). To the extent that the foregoing undertaking by the Indemnifying Party may be unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

No indemnification shall be payable in respect of any Indemnified Liability (i) where the claiming Indemnified Party had actual knowledge of or notice of the facts giving rise to (actual knowledge or notice in this Section 8 shall mean knowledge or notice arising from the Disclosure Schedules), such Indemnified Liability prior to the First Closing Date or (ii) where such Indemnified Party entered into a settlement of an Indemnified Liability without the prior written consent of the applicable Indemnifying Party.

10.	NOTICES

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission and mailing a copy of such confirmation, postage prepaid by certified mail, return receipt requested) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

Company:	Datrek Acquisition, Inc. 11 Commerce Road Rockland, Mass 02370 Attention: Michael Hedge Telephone: (402) 926-5833 Facsimile: (781) 871-5180

Purchaser:	Stanford Venture Capital Holdings, Inc. 6075 Poplar Avenue Memphis, TN 38119 Attention: James M. Davis, President Telephone: (901) 680-5260 Facsimile: (901) 680-5265

with a copy to:	Stanford Financial Group 5050 Westheimer Houston, TX 77056 Attention: Mauricio Alvarado, Esq. Telephone: (713) 964-5145 Facsimile: (713) 964-5245

11.	GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to its principles of conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any party in the federal courts of Florida or the state courts of the State of Florida, Miami-Dade County and each of the parties consents to the jurisdiction of such courts and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

12.	MISCELLANEOUS

(a) Entire Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement, together with the other Primary Documents, including any certificate, schedule, exhibit or other document delivered pursuant to their terms, constitutes the entire agreement among the parties hereto with respect to the subject matters hereof and thereof, and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to such subject matters.

(b) Amendments. This Agreement may not be amended except by an instrument in writing signed by the party to be charged with enforcement.

(c) Waiver. No waiver of any provision of this Agreement shall be deemed a waiver of any other provisions or shall a waiver of the performance of a provision in one or more instances be deemed a waiver of future performance thereof.

(d) Construction. This Agreement and each of the Primary Documents have been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

(e) Binding Effect of Agreement. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto, including any transferees of the Common Stock.

(f) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction.

(g) Attorneys’ Fees. If any action should arise between the parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys’ fees.

(h) Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of this Agreement.

(i) Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned as of the date first above written.

DATREK ACQUISITION, INC.

By:	/s/ MICHAEL S. HEDGE
Name:	Michael S. Hedge
Title:	President

STANFORD VENTURE CAPITAL HOLDINGS, INC.

By:	/s/ JAMES M. DAVIS
James M. Davis
President

SCHEDULE 3(p)

Asset Purchase Agreement, dated October 15, 2004, by and among Datrek Professional Bags, Inc., Dennis and Deborah Ryan and Datrek Acquisition, Inc.